Exhibit 23.2.b

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-18139) of Kansas City Power & Light Company (a wholly-owned subsidiary of Great Plains Energy Incorporated) of our report dated February 5, 2002, except with respect to the reclassification of the 2001 and 2000 information in Note 13 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; and the reclassification described in the last paragraph of Note 19 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 20, and the 2001 and 2000 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 12 as to which the date is August 13, 2003, relating to the financial statements of Kansas City Power & Light Company, which appears in this Current Report on Form 8-K. We also hereby consent to the incorporation by reference in the above named registration statements of our report dated February 5, 2002, except to the reclassification to the 2001 financial statement schedule information relating to the discontinued operations as described in Note 1 as to which the date is August 13, 2003, relating to the financial statement schedule of Kansas City Power & Light Company, which also appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
August 14, 2003